EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CBRE Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116398, 333-119362, 333-161744, and 333-181235) on Form S-8 and No. 333-201126 on Form S-3 of CBRE Group, Inc. of our report dated February 29, 2016, with respect to the consolidated balance sheets of CBRE Group, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, cash flows and equity for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of CBRE Group, Inc. Our report dated February 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states our audit of internal control over financial reporting of CBRE Group, Inc. excluded an evaluation of the Global Workplace Solutions business (the Acquired Business) as management excluded the Acquired Business from its assessment of the effectiveness of CBRE Group, Inc.’s internal control over financial reporting as of December 31, 2015. Additionally, our report refers to a change in method of accounting for discontinued operations in 2014 due to the adoption of Financial Accounting Standards Board Accounting Standards Update No 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP

Los Angeles, California

February 29, 2016